News Release

For Immediate Release

Contact: Christine Irving – (856) 690-4340; Cell 856-237-5266; cirving@sunnb.com

Sun Bancorp, Inc. Completes Repurchase of Preferred Stock

Under the Treasury’s Capital Purchase Program

VINELAND, NJ, April 8, 2009 – In follow up to its press announcements on March 11 and April 1, 2009, Sun Bancorp, Inc. (NASDAQ:SNBC), the parent company of Sun National Bank, announced today that it has completed the repurchase of all 89,310 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation value of $1,000 per share (Preferred Stock), sold to the Treasury Department on January 9, 2009, in connection with the Capital Purchase Program (CPP) of the Troubled Assets Relief Program (TARP). The repurchase price was $89,310,000, plus accrued interest of approximately $657,000.

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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